CQS (US), LLC

CODE OF ETHICS

POLICIES AND PROCEDURES

(Personal Securities Transactions

and Insider Information)

Dated December 12, 2011

VI. CODE OF ETHICS

As a registered investment adviser under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), CQS (US), LLC (“CQS US”) adopts this Code of Ethics and Policy on Personal Securities Transactions and Insider Information (the “Code”), in accordance with Rule 204A-1 and Section 204A of the Advisers Act, respectively. The Code is applicable to all employees, directors, members, managers and officers of CQS US (each, an “Access Person”). Definitions of underlined terms are included in Exhibit A “Definitions” below.

CQS US is a fiduciary and is committed to maintaining a high degree of ethical standards in the management of its business. As a fiduciary, we owe our clients a duty of undivided loyalty and to ensure the interests of our clients come before those of CQS US and its employees. The Code reflects CQS US’ procedures to reasonably ensure that dishonesty, self-dealing, conflicts of interest and insider trading does not occur, and that the Firm’s reputation is not put at risk. Each Access Person is required to read the Code annually and to certify that he or she has complied with its provisions and with the reporting requirements. Acknowledgement of and compliance with the Code are conditions of initial and continued employment.

All questions regarding the Code or any other section of this Manual is required to contact the CCO before engaging in activity that may cause either a conflict of interest or be inconsistent with this Manual.

Access Person

All employees are designated as an Access Person since you either have or may obtain access to investment information. This requires that you abide by the reporting and restrictions imposed by the Code.

As an Access Person, you are required to pre-clear all personal securities transactions and report quarterly all transactions in any securities in which you have any direct or indirect beneficial ownership. The term beneficial ownership means any securities in which you or family and other members of your household have a direct or indirect financial interest. You must also pre-clear security transactions for any non-CQS US client account you advise or have discretion over.

However, you are not required to pre-clear or report transactions effected for, and securities held in, any account over which neither you nor any of your family or other members living in the same household has any direct or indirect influence or control.

Standards of Business Conduct

Access Persons have an obligation to report any violations of this Code of Ethics or unethical conduct, whether actual or suspected, promptly to Compliance.

Access Persons must always observe these standards of business conduct to avoid potential conflicts with the interests of our clients as well as a violation of applicable federal securities and other laws and regulations.

In addition, federal securities laws prohibit Access Persons directly or indirectly, from using the mails or any means of instrumentality of interstate commerce to:

•	employ any device, scheme or artifice to defraud a client or prospective client;

•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business which would operate as a fraud or deceit; or

•	engage in any manipulative practice,

•	to engage in any behavior or do anything indirectly which, if done directly, would constitute a violation of the securities laws, this Manual, or otherwise compromise the Firm’s fiduciary duty to place the interests of its clients first.

Confidentiality of Client Information

All Employees of CQS US are required to maintain the confidentiality of information placed in their care. In order to safeguard proprietary and non-public information, all Employees must: (i) use proprietary or non-public information only for the specific business purposes for which the information was given, created or obtained; (ii) avoid discussions of proprietary or non-public information in the presence of others who do not have a need to know such information, and exercise extreme caution when discussing proprietary or non-public information in hallways, elevators, trains, subways, airplanes, restaurants, social gatherings or other public places; (iii) keep clients’ identities confidential and use code names or numbers for sensitive projects; and (iv) exercise care to avoid placing documents containing proprietary or non-public information in areas where they may be read by unauthorized persons, and store documents in secure locations when they are not in use. Proprietary information includes, but is not limited to, client names, client holdings, positions and trades, investment strategies, policies and procedures, risk management tools and other investment methodologies or inventions.

Conflicts of Interest

The Firm also prohibits all employees from engaging or otherwise participating in any of the following conflicts of interest without CCO approval:

•	Disclose or share client information of any type to anyone, other than to those necessary to carry out your job function;

•	Serve as a director, officer, employee, partner, trustee, etc. – nor hold any other position of substantial interest – in any outside business enterprise. (Disclosure and approval is also required for participation in charitable, governmental or other organizations.)

•	Have a substantial interest in any outside business which, to your knowledge, is involved currently in a business transaction with CQS US or receives services from CQS US, unless it is on the same terms and conditions as they are offered to the public, other than plans offered and approve by CQS-US and its Board;

•	Borrow a material amount of money from a bank or entity that is a client of CQS-US or its affiliates;

•	As a result of your status as a CQS US employee, take advantage of an opportunity that you learn about or personally benefit from information obtained that would not have been available to you if you were not a Firm employee;

•	Convert Firm information and resources for personal use.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield an Access Person from liability for personal trading or other conduct that violates a fiduciary duty to CQS US’ clients.

Personal Securities Transactions

Access Persons are required to conduct all personal securities transactions in a manner that avoids a conflict between their personal interests and those of CQS US and its clients. When Access Persons invest for their own accounts, you are prohibited from:

•	Taking an investment opportunity that would be suitable for a CQS US client for an Access Person’s own portfolio;

•	Front running, or trading before a CQS US client; or

•	Profiting from a client transaction by personally trading in the opposite direction or “Scalping”;

•	Purchasing and selling securities on the Firm’s Restricted List.

•	Taking advantage of information or using CQS US client portfolio assets to have an effect on the market that may be used to the Access Person’s benefit.

Access Persons may not maintain a personal transaction account, including beneficially owned accounts and immediate household members, at any broker, dealer, bank or investment adviser without informing CQS US Compliance immediately and without delay upon establishing such account. You are to provide the account name, account number and name of the brokerage firm (see e. Reporting below).

The restrictions under this Policy extend to dealings by you:

•	As a trustee of a trust or as a personal representative of an estate in which you or an associate of yours has a significant beneficial interest;

•	As a trustee of any other trust including but not limited to registered charities or a personal representative of any estate unless you are relying entirely on the advice of another person (such as another broker under a discretionary management agreement for which you must provide a copy to Compliance); or

•	The account of another person

If you are precluded in any way from entering into any transaction for your own account, you cannot:

(a)	advise or cause any other person to enter into such a transaction; or

(b)	communicate any information or opinion to any other person if you know, or have reason to believe that the other person will, as a result, enter into such a transaction or cause or advise someone else to do so.

This does not apply to actions which you take in the proper course of your employment. For example, the fact that you are prohibited from dealing in a certain stock as a result of one of the provisions above does not mean that you are precluded from giving bona fide advice to a client.

a. Short Term Trading

Access Persons may engage in personal transactions for investment purposes, not for short-term trading profits. This applies to any investment or account in which an Access Person has any direct or indirect beneficial ownership. In general, the holding of any position in an Access Person or related account for less than 90 days (measured on a last-in, first-out basis) for a gain is prohibited. However, an Access Person may request pre-clearance to transact in a holding within 90 days for no profit and to avoid a loss.

b. Blackout Period

To prevent a violation of this Policy and the appearance of a conflict of interest with a client account, no Access Person may purchase or sell the same security either being purchased or sold on behalf of a client account on the same day or within 5 business days before and after the Firm trades in the security. This Blackout Period applies to all personal trading accounts, including any account in which the Access Person has a beneficial interest or is advising, other than a CQS US client account. However, the Blackout Period does not apply to accounts that are professionally managed in accordance with a fully executed management contract, a copy of which must be provided to Compliance to be considered for this exception

Access Persons must not take any action, including the purchase or sale of personal investments for any Access Person or related account that could cause even the appearance of a conflict of interest.

c. Rights Issues, Takeovers, etc.

This policy extends to making any formal or informal offer to buy or sell, including a takeover or tender offer, taking up rights on a rights issue, exercising conversion or subscription rights and exercising an option. In all cases, pre-approval is only necessary where you are required to make an election.

Should you elect to participate in issuer dividend re-investment plans (DRP’s), you will not require pre-approval.

d. Transactions in Certain Affiliated Funds

CQS Diversified Fund, New City Energy Fund, New City High Yield Fund, City Natural Resources High Yield Trust, Golden Prospects Precious Metals, Geiger Counter (“Non AIM List Co’s”)

Personal securities transaction requests for Non AIM List Co’s have further conditions of approval.

For all requests to trade Non AIM List Co’s, you must submit a request to trade no later than the date for which the estimated or Final NAV (together the “NAV”) will apply. The trade will conditionally be approved to execute AFTER the NAV has been published for the period of 24 hours (i.e. the day the NAV is published and the next business day).

CQS Rig Finance Fund Limited (RIG LN)

CQS and its affiliates may be in possession of information which could be deemed materially non-public with relation to the underlying funds’ performance and annual accounts prior to their publication. As RIG LN is listed on the London Stock Exchange Alternate Investment Market (“AIM”), it has additional rules it must comply with as a condition of its listing.

In accordance with AIM rule 21 for Companies, an AIM listed company must ensure that its directors and applicable employees do not deal in any of its securities during a close period17. AIM Rule 5.1 for Investment Companies states an Investment Manager (or any company in the same group) and any of its key employees that are responsible for making investment decisions in relation to the investing company will be considered a director for the purposes and application of Rule 21 of AIM companies.

[17]	The period of two months preceding the publication of the annual results or if shorter, the period from its financial year end to the time of publication); any period where the company is in possession of unpublished price sensitive information; any time it has become reasonably probable that such information will be required by these rules to be notified.

CQS, its staff and their associates are not permitted to transact RIG LN shares within a defined close period. The close period for the CQS Rig Finance is located under the Compliance section on the CQS intranet at http://forum.cqsm.com/pages/home.aspx and from time to time, notification from the Compliance Department.

Prior to making personal securities transaction request in the CQS Rig Finance Fund, please check to ensure the fund is not in a close period.

Outside of a close period, the same approval process as set out below for Non AIM List Co’s will apply.

e. Pre-Clearance and Reporting Requirements

All Access Persons must obtain pre-approval for each personal securities transaction from a Specified Manager and Compliance prior to placing an order for executing the personal trade, except for exempt transactions described below. This pre-clearance requirement includes IPOs and private placements. However, transactions that are the result of an automatic dividend reinvestment plan or for purchases or sales over which you have no direct or indirect influence or control, need not be pre-cleared.

Any Access Person wishing to pre-clear a personal security transaction must submit an email request to their Specified Manager and Compliance (compliance@cqsus.com) on the same day as of the proposed transaction.

All trades that require pre-approval from the Compliance Department must also be pre-approved by your Specified Manager18. Compliance will not approve a transaction unless explicit approval has been received from your specified manager. In the instance your specified manager is unavailable, alternative arrangements will be made.

All transactions which require pre-approval will normally be approved or denied by the Compliance Department within 24 hours of receipt of specified manager approval. An absence of a response within this time frame must not be deemed as approval.

A pre-clearance request that is granted is effective through the business day following approval. Access Persons who do not place the pre-approved order for execution by the following business day must submit a new pre-clearance request for any other day they may wish to execute the order. If you have failed to place a pre-approval order with your broker within the prescribed time period, you will subsequently not be permitted to trade in that same issuer (any security of that issuer) for a period of 90 days, subject to the discretion of the CCO to reduce or waive this period after consideration of an explanation, provided in writing, for not executing the transaction. In the case of ETFs and other closed end funds, similar securities of different issuers will be prohibited under this policy. Compliance has the right to refuse any transaction request without reason if they believe it is in the best interest of our clients. Furthermore, compliance has the right to force disposal of a personal holding at a time inconvenient to the staff member.

[18]	A schedule of specified managers is available on the CQS intranet under Compliance menu

All transactions which require pre-approval will normally be approved or denied by Compliance within 24hrs of receipt of line manager approval. An absence of a response within this time frame must not be deemed as approval.

You will not, as an exception to the pre-approval requirement as set forth above, be required to request approval for transactions that will not exceed $1,500 (or equivalent). However, pre-approval is required should you engage in future transactions in the same security within 90 days of a prior transaction which causes the total value of all such transactions to exceed $1,500. Further, should you engage in transactions below $1,500 other than on a rare and exceptional basis as determined by Compliance, you may be required to pre-approve all such transactions on an ongoing basis.

Discretionary Accounts. Personal Trading Accounts where discretionary authority is granted to another money manager, in accordance with a fully disclosed investment management agreement, is exempt from the requirements of this Code. However, to receive the exemption from the requirements under this Code, Compliance must receive a copy of the investment management agreement evidencing that the Access Person does not have any discretionary authority over the account, Upon the review of the agreement, Compliance either grants or denies the exemption, whose decision is final and is not required to justify its decision.

Outside Business Activities. All employees are required to receive pre-approval before engaging in outside business activities, either with or without compensation, that can potentially create a conflict of interest, such as serving as a board member of a public or private company including advisory board membership of private funds, or providing investment advice to a non-profit organization or assisting a church investment committee, etc.

f. Reporting:

New Personal Trading Account. When opening a new personal trading account, all Access Persons are required to promptly notify Compliance with the requisite information regarding the new account. Upon establishing an account, you must instruct your bank or broker to provide duplicate confirmations and statements to “Chief Compliance Officer” at the CQS US address.

Initial and Annual Holdings Reports. All Access Persons report brokerage accounts and holdings in securities in which the Access Person has any direct or indirect beneficial ownership within 10 days of employment, with information current as of a date no more than 45 days prior to employment, and annually thereafter. Annual reports are submitted by February 14 of each year and the information contained in an annual report is current as of December 31 of the prior year. A copy of the Initial and Annual Holdings Reports are attached to the Code.

Quarterly Transactions Reports. All Access Persons report on a quarterly basis, within 30 days after the end of the quarter, any transaction over which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. If the 30th day falls on a weekend or a holiday, the report is due the business day immediately preceding this deadline. A copy of the Quarterly Personal Securities Transaction Report is attached to the Code.

A record of every transaction is required with the information described in the Quarterly Transaction Report which can be found at the end of this Code. 401(k) Transactions: You are required to report exchanges and transfers within your 401(k) plan (unless it meets one of the exceptions below), but not automatic investments.

g. Exceptions.

The following are exempt from the requirements of this Code:

•	Purchases or sales effected for any account over which you have no direct or indirect influence or control;

•	Purchases or sales effect for any account where discretionary authority is given to another money manager (the discretionary account agreement must be provided to Compliance);

•	Automatic investment plan; and

•	Purchases or sales of any of the following securities:

•	Direct obligations of the U.S. government (U.S. treasury bills, bonds and notes);

•	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, US savings bonds;
•	shares issued by mutual fund money market funds, whether affiliated or non-affiliated; and

•	shares issued by open-end investment companies (e.g., “mutual funds”), other than shares of an affiliated fund, if any, including UCITS;

•	Options/futures on indices and commodities;

•	Currencies;

•	Life insurance policies (unless you have the ability to trade securities within such policy);

•	Property or physical assets such as land, antiques or works of art (unless such property is not for personal use);

•	Property or physical assets such as land, antiques or works of art.

•	An Access Person is always required to submit a quarterly transactions report to the Firm, even if all the information in the report would duplicate information contained in brokerage account statements received by the Firm not later than 30 days after the quarter. This provides Compliance with the requisite assurance that there have been no undisclosed transactions or new personal trading accounts opened during the period, as the quarterly transactions report serves as a certification that is signed by the Access Person.

The CCO may grant an exception to the Code at any time based on the facts and circumstances of a particular situation. Any exceptions granted are memorialized in a memorandum to file

Acknowledgement and Certification. All Access Persons must sign this form (see Attachment A) annually, in accordance with the requirement of the Code. New employees also sign and report their personal holdings information prior to or on their first day on the Firm’s premises, which is the when the new employee would have access to Firm information.

Conflicts of Interest Questionnaire. All CQS US employees (including new employees) sign a Conflicts of Interest Questionnaire annually which is due at the same time the above Acknowledgment and Certification is completed (see Attachment H).

h. Compliance Monitoring

The following compliance monitoring is in addition to periodic testing performed, as required by the Firm’s Program. Compliance periodically reviews all “Access Persons” personal trading activity to reasonably ensure potential conflicts of interest do not occur. Compliance performs the following tasks:

•	Administers the Code to ensure timely reporting monthly, quarterly and annually by alerting Access Persons of their reporting obligations before the corresponding due date;

•	Reviews all monthly statements and/or confirms to ensure they are being provided;

•	Reviews all Access Persons’ transactions quarterly and compares to:

•	approved pre-clearance notices to ensure all transactions occurred as requested and in the personal trading account pre-cleared

•	client portfolio holdings

•	the Firm’s Restricted List

•	Confirming all quarterly certifications are signed by Access Persons with a reporting obligation and not a representative or family member, unless otherwise approved by Compliance;

•	Memorializes violations of the Code

•	Performs ad hoc or on the spot training for Access Persons who run afoul of the Code

•	Escalates violations to senior management through periodic reporting

•	Notifies senior management of repeat Code offenders

•	Recommends appropriate action for serious Code violations, regardless of the Access Person’s position

i. Code Violations

Any violation of this Code will be sanctioned, as determined in the absolute and sole discretion of the CCO, acting in concert with our U.K. and Jersey affiliates or outside counsel, which may include written reprimands, suspension of personal trading privileges, disgorgement of profits on trades to a charity, report to the SEC, pursue legal remediates in the event of a client action against the Firm and dismissal. In addition, violations of this Code and its rules that are designed to prevent and mitigate actual and potential conflicts of interests, may subject you and the Firm to SEC sanctions, as well as a loss of business due to reputational exposure.

Insider Trading

CQS US is required, in accordance with §204A under the Advisers Act, to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material, non-public information by its officers and employees. Among these policies and procedures are ones that restrict transactions in both Firm and personal trading accounts through the creation of a restricted list.

a. Insider Transactions

CQS US considers information material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act. Information is considered non-public when it has not been disseminated in a manner making it available to investors generally (such as through widely disseminated media reports, SEC filings, public reports, prospectuses of registered funds or similar publications or sources). Information becomes public once it is publicly disseminated; limited disclosure does not make the information public (i.e., disclosure by an insider to a select group of persons).

CQS US generally defines insider trading as the buying or selling of a security, in breach of a fiduciary duty or other relationship of trust and confidence (such as through the signing of a Non-Disclosure Agreement or when informed to keep information confidential), while in possession of material, non-public information. Insider trading is a violation of Federal securities laws, punishable by a prison term and significant monetary fines for the individual and liability is extended to CQS US.

•	Tipping of material, non-public information is PROHIBITED. The penalties for tipping is the same even if you do not trade on the inside information.

•	Front running involves a transaction in a security before a CQS US client order in the same security is affected, as this is considered non-public information that is material to our client and operates under the fiduciary duty to maintain the confidentiality of client information. Front running is PROHIBITED.

•	Information specific to an insider (such as the CFO or anyone within the company that obtains inside information) of a publicly traded company that is obtained either from an insider or indirectly through another means is considered non-public information when it is not disseminated to the general public. Inside information can be obtained during a one-on-one analyst meeting or through a research consulting firm. Trading on this information is PROHIBITED.

b. Material Non-Public Information

As a common sense guide, all non-public information of a public issuer is considered material unless otherwise approved by Compliance. However, some specific types of information that is material are as follows:

•	Quarterly earnings prior to release;

•	Information from an insider of a public company that has not been released by the company;

•	New product developments or failures;

•	Negative information regarding the CEO, CFO, etc;

•	Resignation of auditing firm;

•	Impairment of the CEO, CFO, etc;

•	Tender offers.

c. Limitations on the Use of Non-Public Information

Employees may not:

•	Disclose to any other person, except to the extent permitted by law or necessary to carry out his or her duties, as determined by Compliance, non-public information of a public issuer. As part of those duties, any non-public information regarding any CQS US client portfolio, including any security holdings or transactions of a CQS US client, any security recommendation made to a CQS US client, and any security transaction by or under consideration by or for a CQS US client, including information about actual or contemplated investment decisions.

•	Use any non-public information to transact in the issuer of the company on behalf of a client or personal trading account where non-public information has been obtained.

•	Use any non-public information for personal gain.

d. Procedures

When an employee obtains non-public information of a publicly traded issuer (meaning all securities issued by the parent company, including equity, fixed income, derivatives, etc.), the employee:

•	Does not make use of or communicate the information to anyone;

•	Immediately contacts Compliance to assist in determining whether the non-public information is material;

•	If determined to not be material, Compliance places a memo in file providing rationale as to why the non-public information is not material;

•	If determined to be material, the issuer is immediately placed on the restricted list, which blocks all transactions in the issuer in both Firm managed and personal accounts. In addition, the portfolio managers and traders are informed of the restriction and those who have access to the material non-public information are reminded that they are not to discuss or suggest something is occurring at the company. Finally, both Firm and personal trading activity is reviewed to determine whether there have been any transactions;

•	UK Compliance is immediately informed;

•	All memorandums are provided to UK Compliance

e. Restricted List

When a security is placed on the restricted list by the compliance department of our U.K. affiliate, the issuer is blocked in all systems used to record transactions on behalf of CQS US client accounts. This effectively prevents CQS US from buying or selling all securities of the issuer on behalf of CQS US managed accounts.

The Restricted List is maintained by our U.K. affiliate as follows:

•	The name of the issuer, date being placed on the list, and a description of the material non public information will be shown;

•	The list is periodically updated to determine if any of the issuer(s) on the list can be removed because the non-public information is no longer material, has become stale or has been publicly released;

•	When an issuer is removed from the list, a memo or note is placed in a file describing the rationale for the removal;

•	The original restricted list is also retained to identify when an issuer was placed on the list.

However, there may be instances where a certain type of material non-public information (“MNPI”) does not restrict a CQS US client account from purchasing the publicly traded securities. For example, instances where a broker CQS US does business with attempts to sell new shares of a public company that does not have to file a prospectus with the SEC for issuing the additional shares (called Well Known Seasoned Issuers). If CQS US determines to accept the MNPI from the broker and purchases, or alternatively decides not to purchase the newly offered shares, the issuer is also placed on the Restricted List. However, the one-time acquisition of additional shares is permitted. All employees are still restricted from sharing the information with anyone outside of CQS US and purchasing shares for a personal trading account, unless authorized by Compliance.

* Under U.S. Federal securities laws, the penalties for Insider Trading are extremely severe and include disgorgement of three times the profits earned or losses avoided, criminal charges and potential jail time, as well as the extension of liability to the Firm and potentially affiliates.

Gifts and Entertainment

a. Background

The giving of business gifts is a customary way to strengthen business relationships. However, federal and state laws contain numerous restrictions on the giving and receiving of gifts, particularly with respect to governmental officials. Apart from these legal restrictions, the giving and receiving of gifts can create an actual or give the appearance of a potential conflict of interest. The giving of gifts or entertainment to foreign officials provided either by the Firm or a joint venture with and/or arrangement for services on behalf of the Firm, or its clients, can violate the Foreign Corrupt Practices Act (“FCPA”) in the U.S. and anti-bribery laws in certain non-U.S. jurisdictions.

Accordingly, the Firm has adopted the following Policy related to the giving and receiving of gifts. This Gifts and Entertainment Policy applies to all individuals or entities to which CQS US either has established or seeks to establish a business relationship for the provision or receipt of services. It does not apply to gifts or entertainment given to family members or employees of the Firm and its affiliates, unless the intent of the gift or entertainment is to indirectly violate or circumvent the provisions or intent of this Policy.

b. General Guidelines

Access Persons must observe the following guidelines when giving or receiving gifts:

•	All gifts, given or received, should be reasonable, customary and in accordance with normally accepted business practices;

•	All gifts and/or entertainment, given or received, must be permitted by law and permitted by the third party’s own policies;

•	Never offer or accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence decision-making;

•	Never offer or accept extravagant or excessive entertainment to or from a current or prospective investor, consultant, third party marketer, or fund manager, regardless of whether CQS US has an investment relationship with such person or entity;

•	Never offer or accept cash gifts or cash equivalents;

•	Never offer anything of value to a third party to influence or reward action;

•	A business courtesy such as a gift or entertainment should never be offered or accepted under circumstances that might create the appearance of an impropriety; and

•	Never offer or accept a gift if public disclosure of the gift would be embarrassing to the Firm or the third party.

•	Gifts, where possible, should be shared amongst your unit.

A Gift is any service or item of value that a Firm employee gives to or receives from a third-party that has a direct or indirect existing or potential business relationship with the Firm, where the giver of the service or item of value does not participate in the enjoyment or consumption of the item(s). Gifts include personal items, office accessories, golf clubs, tennis rackets, baseball bats, etc. However, Gifts do not include items designed for promotional purposes that are of nominal value, such as shirts, hats, bags, pens, golf balls, etc. that display a company logo. Note that items such as IPods and laptops that display a company logo are not permissible as they are not of nominal value.

Entertainment contemplates that the giver of the service(s) or item(s) of value participates in the enjoyment and or consumption of the service(s) or item(s). Entertainment includes, but is not limited to, meals, after work drinks, sporting events, receptions, parties and other widely attended events. The value of Entertainment includes the cost of the activity and any related activities organized around the Entertainment, e.g. prizes, transportation, lodging, etc.

Entertainment does not include research events, industry educational seminars and events sponsored by a firm that may do business with CQS US, provided that these events are for research or educational purposes and there are no activities or other events organized around the research or educational event that is excessive in value.

c. Gift and Entertainment Limits

Gifts are limited to “Nominal Value” (defined as items of less than $200/person or entity ($100 for broker-dealer employees)) on a cumulative calendar year basis to or from any person or firm with a legitimate or potential business purpose.

Entertainment is limited to $250 per person per event, with no more than 4 events in a calendar year.

d. Pre-approval

All gifts and entertainment must be pre-approved by Compliance when dollar threshold limits are exceeded, or when the giver or recipient is:

•	an ERISA plan or representative;

•	a government or state employee or plan;

•	a foreign official (outside the U.S.) *;

•	a union representative of a Taft Hartley plan †

•	a charitable organization.

*	The U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) generally prohibits U.S. companies and citizens, foreign companies listed on a U.S. stock exchange, or any person acting while in the U.S., from corruptly paying or offering to pay, directly or indirectly, money or anything of value to a foreign official to obtain or retain business – referred to as the “Anti-bribery Provisions”. There are also reporting requirements under the FCPA for “issuers” (any company including a foreign company) with securities traded on a U.S. securities exchange, as well as books and records requirements. The Firm may be subject to FCPA potential joint liability when entering into arrangements with non-US companies (e.g., vendor providing support services and other vendor relationships) who may provide gifts, entertainment or cash in violation of the FCPA applicable to US entities. Adherence to this Policy mitigates this potential risk and protects the Firm’s reputation as well as the potential for extensive litigation.

†	A union representative is anyone who is a officer, agent, shop steward or employee of a union (also known as a representative of a Taft Hartley plan). The providing of anything of value in excess of $250 per fiscal year is required to be reported to the Department of Labor (“DOL”) on Form LM-1. The Form LM-10 is filed within 90 days of our fiscal year end. For widely held events, the threshold amount for meeting the reporting requirements is determined by dividing all in attendance by the amount of the event or item of value provided. A copy of Form LM-10 may be found at the following link: http://www.dol.gov/olms/regs/compliance/GPEA_Forms/lm-10p.pdf, Instructions to Form LM-10 at the following location: http://www.dol.gov/olms/regs/compliance/GPEA_Forms/lm-10_instructions.pdf and Frequently Asked Questions here: http://www.dol.gov/olms/regs/compliance/LM10_FAQ.htm.

e. Reporting Requirements

Employees complete a report disclosing all gifts and entertainment (excluding infrequent meals, measured on a per-person basis, below the Nominal Value”) given and received within 14 business days providing the following information:

•	The name of the recipients, giver or attendees;

•	The name of the firm;

•	A description of the gift or entertainment;

•	A description of the business purpose;

•	The date of the event or when the gift was received by the recipient;

•	Estimated value of the gift or entertainment;

•	A description of all means of transportation, including the use of a private jet;

•	Description of lodging accommodations (CQS US pays for all lodging expenses)

•	Whether the recipient reimbursed the Firm for the gift or entertainment l and the amount of the reimbursement, if any; and

•	Documentation of any reimbursement.

f. Monitoring

Compliance reviews all gift and entertainment activity monthly to reasonably ensure compliance with the Policy. Compliance evidences its review by retaining a signed and dated copy of the log. Any item that appears to not be in compliance with this Policy is referred to the CCO for appropriate handling.

The Firm’s Gift and Entertainment Policy is periodically tested, in accordance with a predetermined schedule of periodic testing, by Compliance to reasonably ensure conflicts of interests are identified.

Political Contributions Policy and Procedures

a. Statement of Policy

The adoption of SEC Rule 206(4)-519 limits our ability to provide contributions to a government entity that we provide, or seek to provide, investment advisory services to, either directly or through an investment in a private investment fund. This includes political contributions to an official of a government entity and payments to any third party who is engaged to solicit advisory business from the government entity. The conflict of interest arises when payments are made for the purpose of influencing the award of an advisory contract, or the decision to invest in a private fund managed by CQS US. This is referred to in the Rule as “pay to play”. Essentially, this regulation prohibits CQS US, with certain exceptions, from:

•	receiving compensation for providing investment advisory services to a government entity, directly or indirectly, for two years after CQS US or any of its covered associates makes a contribution to an official of the government entity;

•	coordinating, or soliciting any person or political action committee to make, (a) contributions to an official of a government entity to which CQS US is providing or seeking to provide advisory services or (b) payments to a political party of a state or locality where the Firm is providing or seeking to provide advisory services to a government entity; and

•	making or agreeing to make payments to third parties to solicit advisory business from a government entity on behalf of CQS US, unless the third parties are registered investment advisers or registered broker-dealers who are themselves subject to similar restrictions regarding contributions to officials of government entities as the Firm.

b. Exceptions to Political Contributions.

The Rule does not apply to contributions made by a covered associate (must be a natural person) to officials if the covered associate is entitled to vote for the official at the time the contribution was made, as long as the aggregate contribution does not exceed $350 to any one official, per election, or to officials where the covered person is not entitled to vote at the time of the contribution when the contribution is not more than $150.

A second exemption is that the prohibition on contributions does not apply to new covered associates for contribution made six months prior to becoming a covered person of CQS US, with the caveat of not being able to solicit clients on behalf of the adviser.

[19]	CQS, to the extent we seek to advise a government plan, may have additional responsibilities under the code of conduct of a government program or plan it manages and/or the laws of the state or city under the program or plan, respectively. (See, for example, the Code of Conduct of the New York State and Local Employees’ Retirement System, the New York State and Local Police and Fire Retirement System and the New York State Common Retirement Fund at www.osc.state.ny.us/pension/codeofconduct.pdf.)

The last exception is for advisers who: i) discover contribution(s) that result in a prohibition within four months of the date of the contribution, ii) the contribution does not exceed $350; and iii) the contribution is returned within 60 calendar days of the date of discovery. An adviser with 50 or more employees is allowed 3 exceptions and 2 exceptions for advisers with less than 50 employees but only one exception for an associate that is a repeat offender.

Note: The Rule applies only to the extent that CQS US provides or seeks to provide investment advisory services to a government entity, either directly or through a government entity’s investment in a covered investment pool managed by CQS US. An investment adviser to an investment pool in which a government entity invests or is solicited to invest is treated as though the investment adviser were providing or seeking to provide investment advisory services directly to the government entity. Advisers may not do indirectly that which, if done directly, would constitute a violation of the Rule.

c. Procedures

•	Preclearance of Political Contributions. All CQS US employees, including all immediate family and household members, receives prior written approval from Compliance before making any contribution to any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any person who is running for federal office.

•	Prior Notification. Any employee either directly or indirectly seeking to communicate in any way with an individual or entity with the objective of soliciting the business of or to provide investment advisory services to a government entity, or to make payments to any party, including affiliates, who is seeking to obtain clients on behalf of CQS US notifies Compliance in advance of any communication or prior to entering into any form of a solicitation arrangement either for or without compensation. (See Use of Solicitors Policy and Procedures).

•	Special Disclosure Prior to Hire, Promotion or Transfer. Prior to the hiring, promotion or transfer of anyone to CQS US, the person discloses all political contributions and payments made to Candidates, political action committees and state and local political parties within the preceding six months. If contributions have been made and if the contribution(s) is detected within four months of the date of the contribution(s), with a dollar amount of no more than US $350, our procedure is to return the contribution within 60 calendar days of the date we discover the contribution.

d. Definitions

Contributions means gifts, subscriptions, loans, advances, deposits of money, or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payments of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

Covered associates means (i) the Firm’s general partners, managing members, executive officers and other individuals with a similar status or function; (ii) the Firm’s employees who solicit a government entity for CQS US and persons who supervise, directly or indirectly, employees; and (iii) any political action committee controlled by the Firm or by any person described in (i) or (ii) above. An “executive officer” of the Firm means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer of CQS US who performs a policy-making function or any other person who performs similar policy-making functions for the Firm.

Covered Investment Pool means (i) an investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity or (ii) any company that would be an investment company under section 3(a) of the Investment Company Act of 1940, but for the exclusion provided from that definition by either section 3(c)(1), section 3(c)(7) or section 3(c)(11) of that Act.

Government entity means any state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality , including, but not limited to, a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code, or a state general fund; (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality, acting in their official capacity.

Official means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of CQS US by the government entity or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of CQS US by the government entity.

Payments means gifts, subscriptions, loans, advances or deposits of money or anything of value.

Regulated person means an investment adviser registered with the SEC that has not, and whose covered associates have not, within two years of soliciting a government entity, (A) made a contribution to an official of that government entity other than as permitted by Rule 206(4)-5(b)(1), and (B) coordinated or solicited any person or political action committee to make any contribution to an official of a government entity to which CQS US is providing or seeking to provide investment advisory services or payment to a political party of a state or locality where CQS US is providing or seeking to provide investment advisory services, or a “broker”, as defined in section 3(a)(4) of the Securities Exchange Act of 1934, or a “dealer”, as defined in section 3(a)(5) of that Act, that is registered with the SEC and is a member of a national securities association registered under section 15A of that Act (e.g., FINRA), provided that (A) the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such restrictions are consistent with the objectives of the Rule.

Solicit means (i) with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, the Firm, and (ii) with respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

e. Recordkeeping

Compliance retains all books and records relating to political contributions in accordance with its Record Retention Grid, which includes a list of (a) the names, titles and business and residence addresses of all covered associates of the Firm, (b) all government entities to which the Firm provides or has provided investment advisory services, or which are or were investors in any covered investment pool to which the Firm provides or has provided investment advisory services, as applicable, in the past five years (commencing September 13, 2010), and (c) all direct or indirect contributions made by the Firm or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision, or a political action committee. The records described in (c) above is listed in chronological order and indicates (1) the name and title of each contributor, (2) the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment, (3) the amounts and date of each contribution or payment, and (4) whether any contribution was the subject of the exception for certain returned contributions.

Use of Solicitors or Referral Fee Arrangements Policy and Procedures

Prior approval is required before entering into any client referral or solicitation agreement, whether with an affiliated or unaffiliated party. All arrangements and description of activities to be performed is captured in a written agreement between CQS US and the solicitor with certain provisions required under SEC Rule 206(4)-3 of the Advisers Act (the “Client Solicitation Rule”).

a. Procedures

The requirements for using an affiliated solicitor vary from that of an unaffiliated solicitor as follows:

•	Payment of Cash Referral Fees

1.	Affiliated Solicitors

Prior to entering into a Solicitors’ agreement that calls for the payment of cash referral fees to any affiliates or employees of affiliates:

•	Payments are outlined in a written agreement between CQS US and our affiliate;

•	The affiliation is disclosed to the prospect at the time of the solicitation;

•	A search of the solicitor’s regulatory disciplinary history must not reveal any violations of the securities laws or other statutes, as described in the Client Solicitation Rule;

•	The arrangement is disclosed in Form ADV, Part 2A (except for specific terms).

2.	Unaffiliated Solicitors

Additional requirements are imposed when making cash payments to an unaffiliated solicitor. The written agreement between CQS US and the solicitor:

•	Describes the solicitor’s activities and its compensation.

•	Contains the solicitor’s undertaking to perform those duties under the agreement consistent with our instructions and the Advisers Act.

•	Requires the solicitor, at the time of solicitation, to provide the prospective client with a copy of our Form ADV Part 2A and 2B disclosure documents and a separate written disclosure document describing the solicitor’s relationship with CQS US. The solicitor’s disclosure document contains the following basic information relating to the solicitation, including:

•	The name of the solicitor;

•	The nature of any relationship or affiliation between the solicitor;

•	A statement that the solicitor will be compensated for his/her solicitation service by CQS US;

•	A description of the terms of the compensation;

•	The amount the prospect will be charged in addition to the advisory fee as a consequence of the solicitation agreement.

b. Compliance Controls

Our policy is to not enter into an investment advisory contract with a client that was solicited unless we receive a signed copy of the written and dated acknowledgement from the prospective client.

In addition, our general procedure is to not enter into any solicitation or referral fee agreement unless the solicitor is a FINRA registered broker-dealer who is required to supervise all sponsored representatives that engage in solicitation activity and to establish written supervisory procedures (“WSP”) to reasonably ensure compliance with the Advisers Act Rule. An exception to this procedure can only be provided by the CCO.

In spite of our ability to pay cash solicitation fees under Rule 206(4)-3, we never enter into a solicitation arrangement where:

•	Payments are made in any form of non-cash compensation;

•	It does not prohibit paying a person to solicit a public official for business from a “government entity” (as defined in our Policy on political contributions);

•	CQS US has not received a copy of the FINRA registered use of solicitors WSP (as contained in the solicitation agreement); and

•	The individual solicitor and/or broker-dealer have been previous cited for lapses in supervisory oversight.

EXHIBIT A: CODE OF ETHICS DEFINITIONS

General Note

The definitions and terms used in the Code are intended to mean the same as they do under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the Advisers Act or other federal securities laws, as applicable.

Affiliated fund means any investment company registered under the Investment Company Act of 1940 (other than a money market fund) for which CQS US serves as investment adviser or sub-adviser.

Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial ownership is interpreted in this Code in the same manner as it would be in determining whether a person is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of such ownership applies to all securities. You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect pecuniary interest. Using the above definition as a broad guideline, the ultimate determination of beneficial ownership will be made in light of the facts of the particular case. Key factors are the degree of your ability to exercise discretion to invest in, sell or exercise voting rights of the security, and your ability to benefit from the proceeds of the security.

CQS Private Fund is any private investment fund, including a private investment fund that relies on the exclusion from the definition of “investment company” set forth in either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, that is advised by CQS US.

Family member includes adoptive relationships and means any of the following persons who reside in your household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in–law, daughter-in law, brother-in-law or sister-in-law.

High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Pecuniary interest in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security. As a general rule, you will be regarded as having a pecuniary interest in a security held in the name of your family members. For example, you will likely be deemed to have a pecuniary interest in securities (including the right to require the exercise or conversion of any derivative security such as an option or warrant, whether or not presently exercisable or convertible) held for:

•	Your accounts or the accounts of family members;

•	A partnership or limited liability company, if you are or a family member is a general partner or a managing member;

•	A corporation or similar business entity, if you have or share, or a family member has or shares, investment control; or

•	A trust, if you are or a family member is a beneficiary.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security and the purchase, sale, transfer or redemption of an interest in a CQS Private Fund.

Related Person includes children under age 21, whether or not living with an Access Person, the Access Person’s spouse, and family members or other individuals living with the Access Person or for whose support the Access Person is wholly or partially responsible.

Security means the same as it does under Section 202(a)(18) of the Advisers Act, except that it does not include: direct obligations of the U.S. government; bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; shares issued by affiliated or unaffiliated money market funds; or shares issued by open-end investment companies, other than affiliated funds.

CQS (US), LLC

Securities Transactions

Reports

CQS (US), LLC

INITIAL HOLDINGS REPORT

Name of Reporting Person

Date Person Became Subject
to the Code’s Reporting
Requirements:
[Note: Date information is reported
must be no more than 45 days before
date person became subject to the
Code’s reporting requirements.]
Information in Report
Dated As Of:

Date Report Due:

Date Report Submitted:

Holdings If you have no securities holdings to report, please check here. ☐

If all holdings are in the brokerage statement(s) attached to this report, please check here. ☐

If any holdings are not in the brokerage statement(s) (or if the information in those statements is no longer correct or is incomplete), please complete the table below to insure all holdings are reported and all information is accurate.

Name of Issuer and Title and Type of Security	Ticker Symbol/ CUSIP	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

Personal Trading Accounts If you have no securities accounts to report, please check here. ☐

If you have, please complete table below.

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

Please also attach a chronological listing of all political contributions within the previous six months leading up to your acceptance of a position with CQS US.

Please check here if there have been no political contributions ☐

All employees, please also provide a list of the following:

•	All outside business interests and compensation, if any.

•	If none, please check here ☐

I certify that I have included in this report (and in the brokerage statement(s) attached to this report) all holdings and accounts required to be reported in accordance with the Code of Ethics. I further certify that to the best of my knowledge that all information provided and representations made are true and accurate and that, as a CQS US employee, I will comply with CQS US’ Code of Ethics and immediately report any actual or potential conflict of interest I may observed during the course of performing my day-to-day duties.

Signature	Date

CQS (US), LLC

QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT

Name of Reporting Person

Quarter Ended:
[Note: Information contained in
this report is due within 30 days
after the end of the quarter to
which such information refers.]

Date Report Due:

Date Report Submitted:

Personal Transactions

If you, any beneficially owned account or member of your immediate household, had no transactions to report for the quarter, please check here. ☐

If all securities transactions for the quarter appear in the brokerage statement(s) previously provided, please check here. ☐

If any securities transactions for the quarter are not the brokerage statement(s) (or if the information in those reports is no longer correct or is incomplete), please complete the table below to the extent of such missing or incorrect information.

Date of Transaction	Name of Issuer and Title of Security	Ticker symbol/ CUSIP	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Price	Name of Broker, Dealer or Bank Effecting Transaction

Personal Trading Accounts.

If you did not open any securities accounts during the quarter, please check here. ☐. If you did, please complete the table below.

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

Please also check the following boxes, as applicable:

☐ I have not made any political contributions during the period.

☐ I have not made any representations on any social networking site regarding CQS that have not been submitted to Compliance for review.

☐ I have no other outside business interest, other than what I previously reported to Compliance.

☐ I have not identified any suspicious activity or potential conflict of interest during the course of performing my day-to-day duties.

For any box that you did not check immediately above, please attach all details to this report.

I certify that I have included in this report (and in the brokerage statement(s) for this quarter that I have previously provided) all securities transactions and accounts required to be reported in accordance with the Code of Ethics. I further certify that to the best of my knowledge that all information provided and representations made are true and accurate and that, as a CQS US employee, I will comply with the Code of Ethics, and immediately report any potential conflicts of interest I may detect in the future.

Signature	Date

CQS (US), LLC

ANNUAL HOLDINGS REPORT

Name of Reporting Person
[Note: Information contained in
this report must be current as of
December 31 of the prior year.]

Information in Report Dated As Of:

Date Report Due:

Date Report Submitted:

Calendar year Ended:
December 31,

Holdings. If you have no securities holdings to report, please check here. ☐

If all securities holdings are set forth in the brokerage statement(s) attached to this report, please check here. ☐

If any holdings are not set forth on such brokerage statement(s) (or if the information in those statements is no longer correct or is incomplete), please complete the table below to insure all holdings are report and all information is correct.

Name of Issuer and Title and Type of Security	Ticker Symbol/ CUSIP	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

Personal Trading Accounts. If you have no personal trading accounts to report, please check here. ☐ If you have, please complete table below.

Note: A personal trading account includes accounts in which you have any direct or indirect discretion over or beneficial ownership. Beneficial ownership means any securities in which you or a family or other member of your household has a direct or indirect financial interest (including trusts and other accounts you have discretion over or a beneficial interest in).

Name of Broker, Dealer or Bank	Account Number	Date Account was Established	Name(s) on and Type of Account

Please also check the following boxes as appropriate:

☐ I have not made any political contributions during the period.

☐ I have not made any representations on any social networking site regarding CQS that have not been submitted to Compliance for review.

☐ I have no other outside business interest, other than what I previously reported to Compliance.

☐ I have not identified any suspicious activity or potential conflict of interest during the course of performing my day-to-day duties.

For any box that you did not check immediately above, please attach all details to this report.

I certify that I have included in this report (or in the brokerage statement(s) attached to this report) all holdings and accounts required to be reported under the Code of Ethics. I further certify that to the best of my knowledge that my responses to each item in this certification is true and accurate and that no transaction(s) being reported violate any provision of the Code of Ethics or any other applicable federal securities law, regulation or the Firm’s Compliance Manual.

Signature	Date

CQS (US), LLC

Attachments

ATTACHMENT A: Form for Annual and Initial Certification

for Employees Regarding Compliance Manual

CQS (US), LLC

From:

To:	Chief Compliance Officer, CQS (US), LLC (“CQS US”)

Re:	Employee Acknowledgment

I hereby acknowledge receipt of a copy the Compliance Manual (the “Compliance Manual”) for CQS US, including the Code of Ethics (“Code of Ethics”), which is a part of the Compliance Manual. I have read, understand and am familiar with the Compliance Manual, including the Code of Ethics. I recognize that I am, as a condition of employment with CQS US, subject to the Compliance Manual and the Code of Ethics. I agree to comply with all provisions of the Compliance Manual applicable to me.

In addition to certifying that I will provide complete and accurate reporting as required by the Code of Ethics and that I have complied with all requirements of the Code of Ethics, I certify that I will notify the Chief Compliance Officer immediately of any activity that I detect during the course of performing my day-to-day duties that appear suspicious or has the potential to be a conflict of interest.

I understand that it is a violation to fail to submit a record of my personal securities transactions within 30 calendar days of quarter-end and within 45 days of each fiscal year-end. I also understand my obligations after reading the Compliance Manual. I further understand the interests of CQS US clients come before my own or the interest of CQS US.

Signature	Date

Name (Print)

INSTRUCTIONS: Return this Acknowledgment of Receipt within 10 days of receipt to Compliance. Please retain the Compliance Manual for future reference.

ATTACHMENT B: Annual Disciplinary History Questionnaire

CQS (US), LLC

Instructions

•	All employees must complete this form upon employment and annually and submit it to the Compliance.

•	Please circle your response and attach an explanation for questions answered “yes”

Disciplinary History

A.	In the past ten years, have you:

1.	been charged, convicted of, or plead guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to any felony?	yes	/ no

2.	been charged, convicted of, or plead guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to a misdemeanor involving: investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?	yes	/ no

B.	Has the SEC or the Commodity Futures Trading Commission (CFTC) ever:

1.	found you to have made a false statement or omission?	yes	/ no

2.	found you to have been involved in a violation of SEC or CFTC regulations or statutes?	yes	/ no

3.	found you to have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?	yes	/ no

4.	in the past ten years, entered an order against you in connection with an investment-related activity?	yes	/ no

5.	ever denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?	yes	/ no

C.	Has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

1.	ever found you to have made a false statement or omission, or been dishonest, unfair, or unethical?	yes	/ no

2.	ever found you to have been involved in a violation of investment-related regulations or statutes?	yes	/ no

3.	ever found you to have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?	yes	/ no

4.	entered an order against you in connection with investment-related activity?	yes	/ no

5.	ever denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?	yes	/ no

D.	Has any self-regulatory organization or commodities exchange ever:

1.	found you to have made a false statement or omission?	yes	/ no

2.	found you to have been involved in a violation of its rules, other than a violation designated as a “minor rule violation” under a plan approved by the SEC?	yes	/ no

3.	found you to have been the cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?	yes	/ no

4.	disciplined you by expelling or suspending you from membership, barring or suspending you from association with other members, or otherwise restricting your activities?	yes	/ no

E.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?	yes	/ no

F.	Are you now the subject of any regulatory proceeding that could result in a “yes” answer to any part of Item B., C., D. or E. above?	yes	/ no

G.	Has any domestic or foreign court:

1.	in the past ten years, enjoined you in connection with any investment-related activity?	yes	/ no

2.	ever found that you were involved in a violation of investment-related statutes or regulations?	yes	/ no

3.	ever dismissed, pursuant to a settlement agreement, an investment related civil action brought against you by a state or foreign financial regulatory authority?	yes	/ no

H.	Are you now the subject of any civil proceeding that could result in a “yes” answer to any part of Item G. above?	yes	/ no

Signature: _________________________________________, Date: / /

Print Name: ________________________________________

ATTACHMENT C: Annual Conflicts of Interest Questionnaire

CQS (US), LLC

1a.	During the last year, were you a director, officer, employee, partner, or trustee of, or did you hold any other position with, any other business enterprise other than the Firm? (You do not need to disclose: Non-profit organizations other than as described in question 1b below.)

	☐ No ☐ Yes	If yes, please describe the position (name and address of business, type of business, position held).

1b.	Are you a partner, director, executive officer, or 25% shareholder of any non-profit organization and/or where you have responsibility for investment related activity?

☐ No ☐ Yes

2.	Do you have any relationships including vendor relationships, other business relationships, personal relationships and client relationships of the Firm or any known relationships of affiliates, who influenced your investment decisions? If yes, please provide additional details.

☐ No ☐ Yes

3.	Do you have any relationships with vendors that the Firm is using to manage its business?

☐ No ☐ Yes

4.	Did you act on behalf of a Firm client with respect to any transaction in which you had a personal interest or otherwise benefited?

	☐ No ☐ Yes	If yes, please describe the nature of involvement.

5.

Have you engaged a family or household member in a business relationship in connection with your activities at the Firm?

If yes, what is the relationship with this person and what type of business was conducted with the individual?

☐ No ☐ Yes

6.	Do you, any family member, or any individual living in your household have ownership interest greater than 1% of the outstanding equity interests of an entity that engaged in any business transaction with the Firm, or which engaged in any business similar to any business of the Firm, during that period? (Family members include, but are not limited to: spouse, parents, children and stepchildren, siblings, in-laws, grandparents, grandchildren, aunts, uncles, and domestic partners.)

	☐ No ☐ Yes	If yes, please describe.

7.	Did you or any family member, or any individual living in your household, receive or give, directly or indirectly, any gift greater than $100 (in the U.S) or entertainment in connection with any business involvements or transactions with the Firm, which was not reported and, if required, approved in accordance with the Firm’s Gift & Entertainment Policy?

	☐ No ☐ Yes	If yes, please describe.

8.	Have you been involved in, or are you aware of, any situation where money, property, or services of the Firm were contributed or otherwise made available to political parties or candidates or used to reimburse individuals for contributions they made?

	☐ No ☐ Yes	If yes, please describe.

9.	During the year, did you contribute to any political cause?

	☐ No ☐ Yes	If yes, please provide details.

10.	To the best of your knowledge, have you ever made a personal charitable contribution to:

1. a client or prospect?

2. a charity that is affiliated with a client or prospect?

3. another charity, at the request of a client or prospect?

	☐ No ☐ Yes	If yes, please describe.

11.	Are you aware of any conduct by others where information, funds, services, business gifts, gratuities, favors, bribes, or kickbacks were given or received by an employee of the Firm in such a manner that it might appear it was intended for the purpose of acquiring special treatment in securing business or special concessions?

	☐ No ☐ Yes	If yes, please describe.

12.	Have you been involved in, or are you aware of, any situation where the Firm (directly or indirectly) or its employees or third party representatives offered or paid anything of value or provided a gift or entertainment to or for the benefit of any official, employee or representative of a foreign or domestic state government or public international organization or any foreign political party, party official or candidate.

	☐ No ☐ Yes	If yes, please describe.

13.	Were you involved in any situation that might appear to be a conflict of interest, or are you aware of any unethical or conflict of interest situation on the part of any employee where you did not report it to the CCO?

	☐ No ☐ Yes	If yes, please describe.

14.	Do you have, or are you aware of, any accounting, internal accounting or regulatory control or auditing concern that has not been reported or otherwise addressed?

	☐ No ☐ Yes	If yes, please describe.

15a.	Are any of your relatives currently employed in the securities business including but not limited to broker/dealer, advisory firm and custodian?

	☐ No ☐ Yes	If yes, please describe.

15b.	Did you engage in any business activity on behalf of the Firm involving any of the entities described in 15a?

	☐ No ☐ Yes	If yes, please describe.

16.	Have you ever conducted personal business or financial transaction(s) from the Firm’s premises that might conflict with the normal conduct of the Firm’s business, such as personal transactions for you or a family member or a member of your household with a broker or dealer used to execute client transactions, either as a aggregated order with Firm clients or as a separate transaction, where any such accounts were not a Firm client account?

	☐ No ☐ Yes	If yes, please describe.

17.	Have you ever taken advantage of any opportunity that you learned about, as a result of your employment at CQS US, or otherwise personally benefited from information you obtained as an employee that would not be available to you if you were not a Firm employee?

	☐ No ☐ Yes	If yes, please describe.

18.	If you are involved in portfolio management in any capacity, did you vote proxies on behalf of any client(s) that was not in accordance with the Firm’s voting guidelines, or were you influenced, encouraged (directly or indirectly), or contacted by anyone to vote for or against a proxy proposal?

	☐ No ☐ Yes	If yes, please describe.

19.	If you are involved in placing client orders with broker/dealers for execution, have you ever selected a broker for any purpose other than as described in the Firm’s Manual?

	☐ No ☐ Yes	If yes, please describe.

20.	During the year have you communicated or provided any information relating to a client to anyone outside the Firm without Compliance approval?

	☐ No ☐ Yes	If yes, please describe.

21.	During the year have you performed or did you observe anyone at CQS US, or its affiliates performing, any action or engaged in any activity indirectly that if performed directly would be a violation of federal securities laws or the Firm’s compliance manual?

	☐ No ☐ Yes	If yes, please describe.

Date:

(Signature)

(Print Name)

(Title)

ATTACHMENT D: Annual AML Certification

CQS (US), LLC

Dated:

We                                                  , dated                     , hereby certify to CQS (US), LLC, and affiliates as applicable, that we are a financial institution subject to the USA PATRIOT ACT of 2001 (the “PATRIOT ACT”), and that we maintain an Anti Money Laundering Program in accordance with the requirements of the PATRIOT ACT. We further certify that we reviewed and compared against all government provided lists of terrorists and other criminals, such as OFAC List, all new investors who also open an account with                                                                  and each time such list(s) was amended. As part of our routine monitoring efforts to survey all client account activity, we have not detected instances of suspicious activity in any account that necessitated a filing for suspicious activity, (e.g., SAR or CTR), including those accounts managed by CQS (US), LLC, and affiliates, as applicable, for the period ended                             .

☐ Check this box if your AML Program was audited during your firm’s fiscal year.

If the box is checked, please provide a copy of the audit findings.

Please return this certification within 30 days from the date indicated above.

Administrator Name:

Administrator Authorized Signature:

Print Name: ;	Title:

Date:

CQS US AML Officer Acknowledgment of returned certification:

Print Name if not the CCO:

ATTACHMENT E: Record of Internal Conflicts Allocation

CQS (US), LLC

Responsible Traders

[PM of Fund]—on behalf of [insert full legal fund name] (“[•] Fund”)

[PM of Fund]—on behalf of [insert full legal fund name] (“[•] Fund”)

Date and time of allocation

Initial Agreement: [•]

Effective Date of Sale: [•]

Identity of the positions being sold

[List positions, or if numerous, attach on a spreadsheet]

Identity of the Clients involved and Counterparties

Transferor: [Fund one]

Transferee: [Fund two]

Transfer price (s)

As per the attached schedule, being the mid-market prices agreed by the Administrator of the transferee and validated (by CQS’ Product Control team) by obtaining quotes from appropriate market makers and or consensus data providers. OR

All the pricing is independent and is then validated by CQS’ Product Control team by obtaining quotes from three appropriate brokers/ market makers.

Transfer price (s) for transactions listed on U.S. exchanges and effected by CQS (US), LLC

See attached Addendum A. This Addendum A is applicable to CQS (US) LLC managed ERISA and U.S. mutual fund client accounts and other pooled investment vehicles that are either operated under or required to comply with ERISA, or for transactions effected under the discretionary authority of CQS (US) LLC involving securities listed on U.S. exchanges.

Reason for Internal Sale

[Fund one] rationale

[Fund two] rationale

[Name of Fund/Account one] – [Name of SENIOR PM] [Name of SENIOR PM]	[Name of Fund/Account two] –

ADDENDUM A

a.	CQS (US), LLC, as the adviser to the above referenced account(s), in accordance with a bona-fide investment decision, deems it advisable for the account(s) identified above to purchase or sell, as the case may be, the above referenced security(ies). (See previous page above for rationale);

b.	The transaction(s) described above is a purchase or sale, for no consideration other than cash payment against prompt delivery of the security for which market quotations are readily available;

c.	That the transaction(s) will be effected at the independent current market price of $ , determined as follows (Check the box that applies):

☐	The security is a “NMS stock” as that term is defined in Rule 11A(a)2 under the Securities Exchange Act of 1934 (the “1934 Act”), the last sale price with respect to such security reported in the consolidated transaction reporting system or the average of the highest current independent bid and lowest current independent offer for the security (reported pursuant to Rule 602 under Regulation NMS) if there are not reported transactions in the consolidated transaction reporting system that day; or

☐	The security is not a reported security and the principal market for the security is an exchange, then the last sale on the exchange or the average of the highest current independent bid and lowest current independent offer on the exchange if there are no reported transactions on the exchange that day; or

☐	The security is not a reported security and is quoted in the NASDAQ System, then the average of the highest current independent bid and lowest current independent offer reported on Level 1 of NASDAQ; or

☐	For all other securities, the average of the highest current independent bid and lowest current offer determined on the basis of reasonable inquiry;

Market Maker #1__________________	Average of Bid/Offer	$
Market Maker #2__________________	Average of Bid/Offer	$
Market Maker #3__________________	Average of Bid/Offer	$
Price based upon the average of all market maker Bids/Offers		$

d.	The transaction is consistent with the policy of each of the above identified clients participating in the transaction, as recited in each of the respective client’s investment management agreement or offering memorandum, as amended; and

e.	That no brokerage commission, fee (except for customary transfer fees), or other remuneration is paid in connection with the transaction. If any customary transaction fee will be charged it will be , which will be deemed to be reasonable under these specific facts and circumstances.

ATTACHMENT F: Additional ERISA Requirements

CQS (US), LLC

The Pension Protection Act of 2006 (“PPA”) outlined relief for managers of ERISA accounts, which was finalized by the Department of Labor in a final rule ((408(b)(19)) on February 4, 2009, that allows the manager to cause its ERISA accounts to trade with each other, based on certain conditions that are very similar to the relief for managing a registered investment company. The following is a partial list of requirements with the balance included in the Cross Transaction Memorandum and Policy:

•	The transaction include accounts managed by the Firm and not an affiliated account,

•	The transaction is effected at the independent current market price of the security – same as described below under Rule 17a-7 under the Investment Company Act of 1940,

•	No brokerage commission, fee or other remuneration is paid by the client, other than a previously disclosed customary transfer fee,

•	In advance of the cross transaction, a fiduciary (unaffiliated (independent) to the Firm) authorizes the Firm to engage in the cross transaction but only after the independent fiduciary has received disclosure regarding the conditions under which cross transactions may take place (does not include disclosure in any other agreement or disclosure relating to the Firm’s relationship), including the Firm’s cross transaction policies and procedures,

•	The ERISA plan(s) has assets of at least $100 million, based on certification from the plan fiduciary when initially agreeing to participating in the Firm’s cross transaction program and renewed annually,

•	The Firm provides the plan with a quarterly report outlining all cross transactions,

•	The Firm does not base its fees on the ERISA plan’s consent to participating in the cross transaction program and the Firm does not condition any other service on the plan’s consent,

•	The Firm has adopted cross-transaction policies and procedures that are fair and equitable to all accounts that participate in the cross trading program,

•	The Firm has designated and identified a compliance officer responsible for periodically reviewing cross trading activity to ensure compliance with the Firm’s policies and procedures. The compliance officer issues an annual report within 90 days from the time the Firm relates to the plan fiduciary that authorized the plan’s participation in cross transactions that describes the steps taken during the course of the compliance officer’s review, the level of compliance and any specific instances of non-compliance. The annual report is required to be signed under penalty of perjury and includes a notification of the plan’s right to terminate its participation in the Firm’s cross transaction program.

Policies and Procedures Requirements

•	Procedures have a statement of policy describing the criteria for determining the benefit to both parties of the cross transaction,

•	A description of how the Firm will determine “current market price”,

•	A description of how the Firm will ensure compliance with the $100 million asset test,

•	A description of the Firm’s conflict of interest and conflicting loyalties and responsibility to the clients participating in cross transaction activity,

•	A description of the Firm’s allocation policy and procedures to ensure equitable treatment of all clients,

•	Identification of the compliance officer who reviews all cross transactions and a statement of the compliance officer’s qualifications,

•	A statement that the cross trading exemption requires the Firm to satisfy several other conditions, in addition to the written policies and procedures,

•	A statement which specifically describes the scope of the compliance officer’s annual review.